PURCHASE OF ASSETS AGREEMENT



      PURCHASE OF ASSETS AGREEMENT (the "Agreement"), dated this 10th day of November, 2000 between MATLACK LEASING CORPORATION, a Delaware corporation ("Seller"), and MATLACK LEASING, LLC, a Pennsylvania limited liability company ("Buyer").

                                     WITNESSETH

      WHEREAS, Seller is the owner of certain equipment known as International Standards Organization (ISO) tank containers ("ISO Tank Containers") and Tank Trailers ("Tank Trailers") (collectively the ISO Tank Containers and Tank Trailers are the "Equipment") and desires to sell the Equipment; and

      WHEREAS, Seller has leased to customers certain of Seller's
Equipment ("Customer Leases"); and desires to assign the Customer
Leases; and

      WHEREAS, Buyer desires to purchase the Equipment and to accept assignment of the Customer Leases; and

      WHEREAS, Buyer desires to have the right to use the name
"Matlack Leasing" for a limited period and Seller is willing to convey such right subject to certain indemnification of Seller by Buyer.

      NOW, THEREFORE, in consideration of the aforesaid premises and in consideration of the promises, covenants, warranties and representations hereinafter set forth, the parties hereto agree as follows:

1.    Sale and Purchase of Assets; License; Rent of Space Etc.

            (A) On the date of Closing (as hereinafter defined), Seller and/or Matlack, Inc. agrees to sell, convey, assign, transfer and deliver to Buyer and Buyer agrees to purchase from Seller and/or Matlack, Inc., subject to the terms and conditions hereinafter set forth, all of Seller's Equipment listed on Exhibit A hereto, and the rights of Seller and/or Matlack, Inc. as lessor under the Customer Leases listed on Exhibit B attached hereto, a list of customers and related customer data (collectively "Customer Data"), the Container Lease Management Agreement between Seller and International Tank Containers Limited ("ITC") dated December 12, 1996 (the "ITC Agreement") (subject to written consent of ITC to the assignment) the web site the E-Mail address of Matlackleasing.com and Seller's rights in the 800 telephone number utilized by Seller. The Equipment, the Customer Leases, the Customer Data, the ITC Agreement, the web site, the E-Mail address and Seller's rights in the 800 telephone number are hereinafter sometimes collectively referred to as the "Assets". Except for the Customer Leases, and as provided in Section 4 (B)(1), the sale of the Seller's and/or Matlack, Inc.'s Assets, hereunder shall, on the date of Closing, be, to the best of Seller's knowledge, made free and clear of any and all liens or encumbrances on title. Buyer shall not assume any liabilities of Seller and/or Matlack, Inc. by virtue of this Agreement or otherwise, other than the Customer Leases.

            (B) For a period of six (6) months after closing as defined in Section 3 herein, and so long as Buyer is not in breach of this Agreement, Buyer shall have the right to use the name "Matlack Leasing", provided further that Buyer does not through such use suggest or imply to any third party that Buyer has an affiliation with Seller or any affiliate of Seller.

            (C) So long as Buyer is not in breach of this Agreement, Seller agrees to: (i) lease space and computers for four
(4) persons, and two (2) automobiles through December 31, 2000 for $1,000.00; (ii) lease four (4) phones and phone lines through December 31, 2000, all charges to be paid by Buyer; and (iii) forward the four (4) phone lines for up to six (6) months from January 1, 2001, all charges to be paid by Buyer. The space, computers, phones and automobiles are to be turned over to Seller by December 31, 2000.

      2.    Purchase Price.

            For and in consideration of the transfer and conveyance by Seller and/or Matlack, Inc. of the Assets on the date of Closing, Buyer shall pay to Seller the total amount determined and set forth in Section 2.1 (the "Purchase Price"), subject to adjustment as provided in Section 5.

            (A) On the date of Closing, Buyer shall pay by wire transfer to such accounts as Seller shall instruct Buyer in writing, an amount equal to Twelve Million and 00/100 Dollars ($12,000,000.00), less Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) paid to Seller as a Deposit into an escrow pursuant to an escrow agreement as set forth in Exhibit C ("Down Payment Escrow") and less Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) paid into an Escrow pursuant to an escrow agreement as set forth in Exhibit D ("Indemnification Escrow"), and less a credit to Buyer not to exceed One Hundred Twenty-Five Thousand and 00/100 dollars ($125,000.00) for unrepaired damages to the Equipment which has been returned by Customers as set forth in Buyer's Affidavit attached as Exhibit E.

            (B) Buyer shall prepare as Exhibit E, an exhibit in the form of an affidavit certifying the estimated cost of repairs and required testing to Seller's Equipment which Buyer attests has sustained damage while on Customer Lease. Buyer will, at Seller's request, supply back up data describing the damage and an estimate of the cost of repairs. Seller shall give Buyer a credit at Closing for the cost of unrepaired damage for which it has been paid by Customer(s) in an amount not to exceed One Hundred Twenty-Five Thousand Dollars ($125,000.00).

            (C) On the date of Closing, Buyer shall assume and agrees to be responsible for and shall perform and discharge all obligations of Seller which arise after Closing under the Customer Leases and the ITC Agreement.

      3.    Closing.

            The Closing hereunder shall be held at Seller's offices in Wilmington, Delaware on or before the 15th day of November, 2000, or at such place and time as Buyer and Seller shall mutually agree (the "Closing"). If the Closing is consummated in all respects, the transfer of Assets shall be deemed effective as of the close of business on the day of Closing (the "Effective Time of Closing").
Time is of the essence. This Agreement may be terminated by Buyer or Seller in the event the Closing has not taken place on or before the 15th day of November, 2000 (if not due to the fault of the party seeking termination) or pursuant to the terms of Sections 7, 8, 9 and 19 hereof.

      4.    Representations and Warranties by Seller.

            Seller represents, warrants and agrees with Buyer that as of the date of this Agreement and as of the date of Closing:

            (A)   Corporate.

                  (1) Corporate Standing. Seller is a corporation duly organized, validly existing and in current status under the laws of the State of Delaware with full corporate authority to own its properties and conduct its business.

                  (2) Board of Directors. Seller's Board of Directors has authorized the execution of this Agreement, the sale, conveyance, assignment, transfer and delivery to the Buyer of the Assets and the other transactions contemplated herein. The execution and delivery of this Agreement and any other documents in connection with the transactions contemplated herein (a) constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, (b) does not violate any contract, agreement or other instrument to which Seller is a party or which would result in a creation of any lien or encumbrance upon any of the Assets, and
(c) will not violate any law, order, writ, injunction, regulation or decree of any governmental authority.

            (B)   Title, Condition, etc.

                  (1) Title. Seller and/or Matlack, Inc. has and will cause to be delivered good and marketable title to all of the Equipment subject to no indebtedness, mortgage, security interest, lien, pledge, conditional sale agreement, charge or encumbrance, as of the Closing except for the Customer Leases and except as set forth in Exhibit F.

                  (2) Condition. In connection with Seller's sale of the Equipment, to Buyer as contemplated by this Agreement, other than as set forth in Section 4 (B)(1), SELLER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND WITH RESPECT TO THE EQUIPMENT, INCLUDING BUT
NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT INFRINGEMENT.


            (C) Broker. There is and will be no obligation for brokerage fees or other such compensation owed by Seller to any person whatsoever for which Buyer would be responsible, nor has Seller imposed any obligation of any nature upon Buyer, to any person whatsoever, for services rendered as a broker or finder in relation to the transactions covered by this Agreement.

            (D) Taxes. All federal, state and local taxes attributable to the ownership, use or possession of the Assets, due on or before the date of Closing or measured by any event or period of time prior thereto, have been fully paid or will be fully paid by Seller other than those being contested in good faith by appropriate proceedings, and the benefits thereof shall accrue to Buyer to the extent permitted by law. Seller has filed, or will file on a timely basis, with appropriate governmental agencies, all tax returns required to be filed with such agencies, and all taxes, assessments, fees and other governmental charges shown to be due thereon have been paid or will be paid. Notwithstanding the foregoing, any taxes owing on the sale, transfer, registration, re-registration and/or similar taxes payable as a result of the transfer to Buyer of the Equipment being sold under this Agreement ("Sales Tax") shall be split equally between Seller and Buyer, provided that such Sales Tax shall be paid initially by Buyer within six (6) months following Closing (the "Six
(6) Month Anniversary"). Seller will reimburse Buyer for one half (1/2) of the Sales Tax from the Indemnification Escrow pursuant to the terms thereof and upon submission of proof of payment within the
Six (6) Month Anniversary by Buyer to Seller.   Buyer shall indemnify
Seller pursuant to Section 5 (B)(4) for its one half (1/2) share of the Sales Tax which are paid by Seller prior to the Six (6) Month Anniversary and upon submission of proof of payment and for all Sales Tax due and/or owing thereafter, without regard to whether there is joint and/or several liability of Seller to the taxing authority.

            (E) Bulk Sales. Neither the sale nor transfer of the Assets to be acquired pursuant to this Agreement will result in or be the subject to:

                  (1) Any law pertaining to bulk sales or transfers which either (a) make such sales or transfers ineffective as to creditors of Seller or (b) exposes Buyer to liabilities asserted by creditors of Seller; or

                  (2 ) Any federal, Delaware or local sales, use, transfer, excise or license tax, fee or charge to the extent they arise from bulk sales or transfer laws applicable to any of the Assets to be acquired. Seller has complied with all applicable bulk sales or UCC laws relating to the sale or transfer of the Assets.

            (F) Litigation. To Seller's knowledge, there is no material action, arbitration, audit, hearing, investigation, litigation or suit which has been commenced by or against Seller with respect to any of the Assets or that in any way may affect the sale and transfer of the Assets contemplated hereunder.

            (G)   Intellectual Property.  To Seller's knowledge,
Seller's use and sale of the Assets does not infringe or conflict with any rights of patent, copyright, trademark or trade secret of any other party.

      5.    Indemnification.

            (A) Seller agrees to indemnify and hold harmless Buyer against and in respect of the following:

                  (1) Breach. Any and all damage, loss, deficiency, cost or expense resulting from a breach by Seller of any representation or warranty in this Agreement, or from nonfulfillment of any obligations hereunder on the part of Seller.

                  (2)   Lawsuits.  Any and all actions, suits,
proceedings, demands, assessments, outstanding orders, judgments, costs and reasonable legal and other expenses incident to the foregoing.

                  (3) Liens. Any and all liens or encumbrances on title for Seller's Assets except for any liens or encumbrances created by the Customer Leases.

                  (4) Damage to Equipment After Closing. Damages to the Equipment sustained after the Closing while the Equipment is on the property of Seller or an affiliate of Seller, and caused by Seller or an affiliate of Seller.

            (B) Buyer agrees to indemnify and hold harmless Seller against and in respect of the following:

                  (1) Breach. Any and all damage, loss, deficiency, cost or expense resulting from a breach by Buyer of any representation or warranty in this Agreement, or from nonfulfillment of any obligations hereunder on the part of Buyer.

                  (2)   Lawsuits.  Any and all actions, suits,
proceedings, demands, assessments, outstanding orders, judgments, costs and reasonable legal and other expenses incident to the foregoing.

                  (3) Use of Matlack Leasing Name. Any and all actions, suits, proceedings, demands, assessments, outstanding orders, judgments, costs and reasonable legal and other expenses arising out of or in any way connected with Buyer's use of the name "Matlack Leasing" or any derivation thereof.

            (C) Survival. The indemnification obligations of Seller and Buyer contained in this Section 5 and the representation and warranties set forth in Sections 4 and 6 shall expire two (2) years from the date of Closing, except for those arising from taxes pursuant to Section 4 (D), which will expire upon the expiration of the statute of limitations on any such tax deficiency, and except for any lawsuit relating to property damage claims or personal injury claims which shall expire on the date the matter is settled with no further right of appeal or the statute of limitations has run, and except for Seller's indemnification for damage to Equipment after Closing which will expire six (6) months from the date of Closing, and except for Seller's indemnification for its share of the Sales
Tax which will expire six (6) months from the date of Closing.

            (D)   Provisions Regarding Indemnities; Indemnification
Escrow.
                  (1) The indemnified party shall promptly notify the indemnifying party in writing, in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under Section 5 of this Agreement. If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding (a "Third Party Claim"), the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such Third Party Claim. In connection with any such Third Party Claim, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such Third Party Claim shall be settled without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

                  (2) In all instances set forth under subsection (1) above, the indemnifying party shall have thirty (30) days from the date of receipt of the indemnified party's claim to object in writing to such claim. If the indemnifying party does not so notify the indemnified party in writing of its objection within said thirty (30) day period, the indemnified party's claim shall be deemed valid. If the indemnifying party objects to such claim, the dispute, at the indemnified party's option, shall be submitted by the indemnified party to binding arbitration pursuant to the rules of Commercial Arbitration of the American Arbitration Association within thirty
(30) days of the indemnifying party's objection and the arbitrator shall be required to render his decision within thirty (30) days of the close of the hearing. In the event the indemnified party elects not to subject the claim to arbitration in accordance with the foregoing, the claim shall be deemed properly denied by the indemnifying party. The indemnified party shall be entitled to interest on the amount of the arbitrator's award from the date of the arbitrator's award to the date it is paid by the indemnifying party at the legal rate of interest then in effect in the Federal District Court for the District of Delaware. The decision of the arbitrator shall be final and binding and not subject to appeal.

                  (3) The parties' indemnification obligation under the provisions of Section 5 are subject to the following limitations: (a) neither party shall be entitled to any consequential or punitive damages; and (b) any indemnification owed by the other party hereunder shall be reduced by any amounts paid to the other party from third parties (excluding such party's own insurers).

                  (4) The indemnity provisions of this Section 5 shall constitute the sole remedy of the parties hereto against one another with respect to any claims relating to or arising out of this Agreement.


                  (5) As a source of funds for indemnification of Seller and Buyer, the sum of Two Hundred Fifty Thousand dollars ($250,000.00) shall be paid by Buyer into the Indemnification Escrow. No funds shall be disbursed from the Indemnification Escrow until the six (6) month anniversary of the Closing. The amount of valid claims of Buyer under the Indemnification Escrow ("Escrow Disbursement") shall be reduced by the amount Buyer is required to indemnify Seller under this Section 5. The Indemnification Escrow shall terminate six
(6) months from the date of Closing and the remaining balance (after reduction of the Escrow Disbursement, which sum shall be paid to Buyer), including interest, paid to Seller.

            (E) Misuse of Matlack Leasing Name. Notwithstanding the foregoing indemnification procedures, Buyer acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by Buyer insofar as the use of the name "Matlack Leasing" or any derivation thereof. Accordingly, in the case of such breach by Buyer, Seller shall be entitled to specific performance and injunctive relief as remedies for any such breach by Buyer. Such remedies shall not be deemed to be exclusive remedies for the breach by Buyer, but shall be in addition to all other remedies available at law or in equity, including, but not limited to, termination and money damages.

      6.    Representations and Warranties by Buyer.

            Buyer represents, warrants and agrees with Seller that as of Closing:

            (A) Corporate Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of all of the transactions contemplated hereby will not violate any provisions of, or result in the acceleration of any obligation under any loan agreement, mortgage, lien, lease agreement, instrument, arbitration award, judgment, or decree to which Buyer is a party or by which it is bound.

            (B) Authorization of this Agreement. Buyer has all requisite power to enter into this Agreement and to consummate the transactions contemplated hereby, and Buyer has taken all action required to be taken by it by law, its Certificate of Organization or Operating Agreement, or otherwise to authorize or ratify the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

            (C) No Violation or Conflict. The execution, delivery and performance of this Agreement and each of the documents and instruments required hereby by Buyer do not and will not conflict with or violate any law, or any contract or agreement to which Buyer is a party or by which it is bound.

            (D) The damages and estimates of repair cost and testing respecting the Equipment as set forth in Exhibit E are true and correct.

            (E) Broker. There is and will be no obligation for brokerage fees or other such compensation owed by Buyer to any person whatsoever for which Seller would be responsible, nor has Buyer imposed any obligation of any nature upon Seller, to any person whatsoever, for services rendered as a broker or finder in relation to the transactions covered by this Agreement.

      7.    Conditions Precedent.

            The obligations of Buyer set forth in this Agreement are subject to the fulfillment prior to or at the Closing, of each of the following conditions:

            (A) Not later than November 15, 2000, Buyer shall have obtained acquisition financing in an amount at least equal to Twelve Million and 00/100 Dollars ($12,000,000.00), and working capital financing and/or equity contribution in an amount at least equal to One Million and 00/100 Dollars ($1,000,000.00), both upon such terms and conditions as are reasonably acceptable to Seller.

      8.    Conditions Precedent to Buyer's Obligations.

            The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions (none of which constitute representations or warranties which survive Closing), any of which may be waived by
Buyer:

            (A) Accuracy of Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct as of the Closing.

            (B) Condition. Excluding the Equipment listed in Exhibit E prepared by and within the knowledge of Buyer, to the best of Seller's knowledge, a material number of Seller's Equipment which is not under Customer Leases is, as of the Closing, in good working order, and free of material damage or defect and with respect to Seller's Equipment which is under Customer Leases, to the best of its knowledge, Seller has no notice from Customers of material damage or material defect thereto.

            (C) Leases. Each Customer Lease, a copy of which has been identified and submitted to Buyer for inspection, is genuine, valid and subsisting, has not been subsequently amended, and is currently in full force and effect according to the terms thereof. To the best of its knowledge, Seller is, and at all times has been, in material compliance with applicable terms or requirements of each of the Customer Leases. To the best of Seller's knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or material breach of or give Seller or any other person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Customer Lease. Seller has not given to or received from any other person or entity any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under any Customer Lease.

            (D) Financial Information. To the best of Seller's knowledge, the financial information delivered by Seller to Buyer fairly, completely and accurately presents the net revenues and gross profit for the operation of the Assets for the periods covered thereby, in all material respects.

            (E) Litigation. No order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby and no action shall be pending or threatened which, if adversely determined, would result in any such order.

            (F) Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Seller prior to or at the Closing.

            (G) Deliveries. Seller shall have delivered to Buyer the documents required by Section 11.

      9.    Conditions Precedent to Seller's Obligations.

            The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived by Seller:

            (A) Truth of Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct as of the Closing.

            (B) Litigation. No order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby and no action shall be pending or threatened which, if adversely determined, would result in any such order.

            (C) Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Buyer prior to or at the Closing.

            (D) Deliveries. Buyer shall have delivered to Seller the payment and documents required by Section 10.

      10.   Events of Closing.

            At the Closing, the following events shall take place, and no documents or monies shall be deemed delivered by either party hereto unless all documents and monies to be delivered by the other party are tendered:

            (A) Seller and/or Matlack, Inc. shall deliver to Buyer certified copies of the resolutions adopted by its Board of Directors authorizing the execution and delivery of this Agreement and the consummation of all transactions contemplated hereunder;

            (B) Seller and/or Matlack, Inc. shall deliver to Buyer a Bill of Sale in the form of Exhibit G attached hereto conveying to Buyer the Equipment.

            (C) Seller (as assignor) and Buyer (as assignee) shall deliver to each other an executed agreement in the form of Exhibit H attached hereto, which agreement shall evidence Seller's assignment of all its right, title and interest in and to the Customer Leases as lessor, and shall evidence Buyer's acceptance of such assignment and assumption of Seller's obligations and liabilities under the Customer Leases.

            (D) Subject to the terms and conditions set forth herein, Buyer shall pay the Purchase Price by wire transfer to such accounts as Seller shall instruct Buyer in writing, less Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) paid to Seller as down payment into the Down Payment Escrow simultaneous with the execution of this Agreement and less Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) paid into the Indemnification Escrow, and less the credit not to exceed One Hundred Twenty-Five Thousand Dollars ($125,000.00) to Buyer for unrepaired damage to the Equipment as set forth in Exhibit E.

            (E) Buyer shall deliver to Seller copies of authorizations authorizing the execution and delivery of this Agreement and the transactions contemplated hereunder.

      11.   Possession and Further Assurances.

            Unless otherwise agreed to between the parties, legal title to the Assets shall be delivered to Buyer at the Effective Time of Closing. Seller agrees that it will, from time to time after the Closing, upon the request of Buyer, do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required to transfer to and vest in Buyer, and protect the right, title and interest of Buyer in, all of the Assets transferred and conveyed pursuant to this Agreement free of liens and encumbrances.

12.   Non-Competition

            (A) Subject to the provisions of Section B below, for a period of two (2) years from the date of Closing, and as long as Buyer is not in default, Matlack Systems, Inc., for itself, subsidiaries and its affiliates agrees not to engage as a lessor in the business of leasing ISO tank containers or tank trailers to third parties, or engage in the business of selling ISO tank containers or tank trailers to third parties. Nothing in the foregoing shall prohibit Seller from (and Seller is affirmatively authorized to undertake) engaging in the sale to affiliated companies, purchase, maintenance, cleaning, and repairing of ISO tank containers or tank trailers, and the leasing of ISO tank containers or tank trailers by Seller as lessee, the transportation of commodities in ISO tank containers or tank trailers for third parties and all other associated and affiliated activities relating to the use of ISO tank containers or tank trailers, and the leasing of ISO tank containers or tank trailers to customers of Matlack, Inc. or its affiliates where such leasing is ancillary to the provision of other transportation services.

            (B) Seller has the right to designate ISO tank containers and tank trailers as surplus equipment ("Surplus Equipment"). Seller will notify Buyer of Surplus Equipment that Seller is willing to lease to third parties. Buyer will undertake to lease the Surplus Equipment on behalf of Seller on terms acceptable to Seller, and pursuant to leases between Seller and the third parties, and manage the lease relationship (invoicing, administration, inspection services, insurance, inventory and the like) pursuant to a lease management agreement to be entered into between Seller and Buyer. In such event, Buyer shall be entitled to fifteen percent (15%) of the gross rental revenues and shall pay eighty-five percent (85%) to Seller. The provisions of this Section B shall be in effect for two (2) years from the date of Closing, and as long as Buyer is not in default.

12.   Risk of Loss.

            Prior to the Effective Time of Closing, and as between Seller and Buyer only, Seller shall bear:

            (A)   All costs and expenses pertaining to the Equipment;
and

            (B) The risk of destruction, theft, loss or damage to the Equipment.

            After the Effective Time of Closing, Buyer shall bear the risks and obligations set forth above.

      14.   Allocation of Costs and Revenues.

            All revenue derived from the Customer Leases attributable to lease periods prior to the Effective Time of Closing shall be the property of and/or for the account of Seller. This revenue includes accounts receivable billed to Customers and due and payable following Closing. All revenue derived from the Customer Leases attributable to lease periods after the Effective Time of Closing shall be the property of and/or for the account of Buyer. After the date of Closing, Seller shall pay to Buyer promptly, after receipt thereof, any and all amounts received by Seller in respect to services rendered by Buyer relating to the Customer Leases after the Effective Time of Closing. Similarly, after the Effective Time of Closing, Buyer shall pay Seller promptly, after the receipt thereof, any and all amounts received by Buyer in respect to services rendered by Seller relating to the Customer Leases prior to the Effective Time of Closing. This Section shall not, however, obligate either party to collect any accounts receivable on behalf of the other party, and each party is responsible only for application of payments on accounts receivable in accordance with this Section. Seller remains free to engage in collection efforts against Customers and to enforce any of the provisions of the Customer Leases for collection of revenues due Seller. Notwithstanding the foregoing, in the event that Closing occurs on or before November 15, 2000, Buyer shall be entitled to revenues derived from Customer Leases attributable to the lease period beginning November 1, 2000 to the Effective Time of Closing.

            Seller will assign to Buyer the outstanding invoices, if any, for the time period after the Effective Time of Closing and for revenues which are to the account of Buyer as set forth herein which Seller billed prior to Closing.

      15.   Documents.

            In all material respects, Seller shall turn over to Buyer all records, original contracts, correspondence, business forms, customer lists, maintenance records, insurance certificates, original Customer Leases and other pertinent documents or records pertaining to the Assets within its possession. Notwithstanding the foregoing, Seller shall retain and shall not turn over to Buyer all books and records which Seller shall be required to retain pursuant to any statute, rule, regulation or ordinance, all income records and income tax returns, and any other books and records which do not reasonably pertain to the Assets. Copies of such documents which pertain to the Assets will be provided to Buyer.

      16.   Certain Taxes.

            Seller agrees to pay all sales, use and personal property taxes pertaining to or arising from the operation of the Assets prior to the Effective Time of Closing. Any taxes or licenses which have been prepaid shall inure to the benefit of Buyer.

      17.   Amendments.

            This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent.

      18.   Effect of this Agreement.

            This Agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party which is not embodied in this Agreement, and no party shall be bound by, or be liable for, any alleged representations, promise, inducement, or statement of intention except as specifically provided herein. The Article and Section Headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret, or construe the intentions of the parties. This Agreement may be executed in two or more counterparts, and all such counterparts shall constitute one and the same instrument.


      19.   Termination.

            Notwithstanding anything to the contrary in this Agreement, it is mutually covenanted, stipulated and agreed that this Agreement and any obligation of Buyer to consummate this Agreement are expressly conditioned upon the examination and verification by Buyer, through its duly authorized representative or representatives, of the Equipment, the Customer Leases and books and records of Seller pertaining to the foregoing (which right of examination and verification is hereby granted by Seller to Buyer) for any reason whatsoever.

            (A) Buyer must complete its investigation not later than November 10, 2000.
            (B) Buyer may terminate this Agreement, not later than November 10, 2000 if it is not satisfied with any of the matters referred to above. If Buyer elects to terminate this Agreement, the same shall become absolutely null and void and have no further force and effect.

      20.   Notice.

            Any notice, report, demand, waiver or consent required or permitted hereunder shall be in writing and shall be given personally or by prepaid telegram or prepaid registered or certified mail, with a return receipt requested, addressed, until further notice, as follows:

                  IF TO SELLER:

                  Matlack Leasing Corp.
                  2200 Concord Pike
                  Wilmington, DE  19803
                  Attn: Michael B. Kinnard, President


                  With a copy to:

                  Klaus M. Belohoubek, Vice President & General Counsel


                  IF TO BUYER:

                  Matlack Leasing, LLC
                  163 Hooton Road
                        Mt. Laurel, NJ 08054
                  Attn: Richard Parrillo, President

                  With a copy to:

                  MacElree Harvey
                  17 West Miner Street
                  P.O. Box 660
                  West Chester, PA 19381-0660
                  Attn: Harry J. DiDonato

            A notice shall be deemed received upon the date of delivery if given personally or, if given by mail, three days after it is deposited in the United States mail properly addressed with postage prepaid as herein provided. Any party may change its address for the purpose of notice by giving notice in accordance with the provisions of this Section.

      21.   Severability.

            The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision of this Agreement.

      22.   Expenses of the Parties.

            All expenses incurred by or on behalf of Seller or Buyer in connection with the authorization, preparation and consummation of this Agreement, including without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by Seller or Buyer in connection with the authorization, preparation, execution and consummation of this Agreement shall be borne solely by either Seller or Buyer as the case may be.

      23.   Interpretation and Construction.

            The Agreement shall be deemed to have been made in Delaware and shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware. Each Section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant, and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

      24.   Successors and Assigns.

            This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and assigns, provided, however, that neither party may make any assignment of this Agreement or any interest therein without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer shall have the right to assign this Agreement to Summit Business Capital Corp.

      25.   Remedies.

            No remedy or right conferred upon or reserved by either party hereunder by this Agreement shall exclude any other remedy or right, but each such remedy or right shall be cumulative and shall be in addition to every other remedy or right hereunder or available at law or in equity. Neither party shall be deemed to have waived any remedy or right unless such waiver shall be in writing, nor shall the waiver of any remedy or right be deemed or construed to be a waiver of any other remedy or right or as a waiver of the same remedy or right on a different occasion.

      26.   Rights of Others.

            Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto, and their respective successors and assigns, or personal representatives, any right or remedies under or by reason of this Agreement.

      27.   Public Announcement

            Seller and Buyer shall agree on the terms of any press release to be issued upon the execution of this Agreement and shall consult with each other before issuing any other press releases with respect to this Agreement and the transactions contemplated hereby, including any termination of this Agreement for any reason.

      28.   Exclusivity.

            Prior to the termination of this Agreement, neither Seller nor Buyer shall enter into any negotiations with any third party relative to the Equipment or Customer Leases.

      29.      Terminals.

            Seller, for itself, its affiliates, successors and assigns, hereby grants to Buyer the right to store the Equipment purchased hereunder and hereafter acquired by Buyer at the terminals of Seller located at 2700 Appelt Drive, Houston, Texas; and 5911 Commonwealth Avenue, Jacksonville, Florida' and 99 Lafayette Street, Carteret, New Jersey. Buyer shall have the continuing right to store its equipment at such terminals until such time as Seller provides Buyer with a 90-day notice of termination of this right, so long as Seller has the exclusive right to effect repairs on said Equipment. Upon receiving a notice of termination by Seller, Buyer shall remove the Equipment from such terminals to which the termination applies within 90 days after the notice. Buyer shall at all times retain sole and exclusive title to the Equipment. Neither Seller nor its affiliates shall in any manner whatsoever represent or claim that it is the owner or partial owner of the Equipment, or that it has any lien, right or claim in or to the Equipment or any modifications, replacements, additions, alterations, substitutions or any other accessories thereto. Notwithstanding the foregoing, in the event it enters into an agreement to sell one or more of the aforestated terminals, Seller is only required to provide Buyer with a 30-day notice of termination.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written in any number of counterpart copies, each of which fully executed counterpart shall be deemed an original for all purposes.

                                    MATLACK LEASING CORPORATION

ATTEST: /s/ John R. Jenchura        BY:   /s/ Klaus M. Belohoubek
                                    Name:
                                    Title:
                                    MATLACK LEASING, LLC

ATTEST: /s/ John R. Jenchura        BY:   /s/ Richard Parrillo
                                    Name:       Richard Parrillo
                                    Title:      President


For Purposes of Transfer of Assets        For Purposes of Section 12 Only:
Pursuant to Section 1(A) and the
Representation With Respect to            MATLACK SYSTEMS, INC.
Title in Section 4 (B)(1)
                                          BY: /s/ Klaus M. Belohoubek
                                          Name:
                                          Title:

MATLACK, INC.

BY: /s/ Klaus M. Belohoubek
Name:
Title:

EXHIBIT LIST


      A           Seller's ISO Tank Containers and Tank Trailers
      B           Customer Leases
      C           Down Payment Escrow Agreement
      D           Indemnification Escrow Agreement
      E           Equipment Damage
      F           Title Exceptions
      G           Bill of Sale
      H           Assignment and Assumption

EXHIBIT A
SELLER'S ISO TANK CONTAINERS AND TANK TRAILERS

      EXHIBIT B
CUSTOMER LEASES

EXHIBIT C
DOWN PAYMENT ESCROW AGREEMENT

EXHIBIT D
INDEMNIFICATION ESCROW AGREEMENT

EXHIBIT E
EQUIPMENT DAMAGE

EXHIBIT F
TITLE EXCEPTIONS

EXHIBIT G
BILL OF SALE

      KNOW ALL MEN BY THESE PRESENTS:
            FOR VALUE RECEIVED, Seller and Matlack, Inc. hereby sells, conveys, transfers and assigns to Buyer the Equipment referred to in the Purchase of Assets Agreement dated the 10th day of November, 2000, ("the Agreement") and Exhibit A therein, between Matlack
Leasing Corporation ("Seller") and Matlack Leasing, LLC ("Buyer"), and the Customer Leases referred to in Exhibit B of the Agreement;
all such personalty being hereafter collectively called "Assets".

      Seller and Matlack, Inc. hereby represent and warrant that they are the legal and equitable owners of the Equipment, free and clear of any and all liens or encumbrances on title, except as set forth in Exhibit F and that this Bill of Sale will vest in Buyer complete, good, and marketable title to the Equipment. Otherwise the Assets are sold subject to any existing liabilities, claims or obligations.

      IN WITNESS WHEREOF, Seller has caused this instrument to be executed by its duly authorized corporate officer as of this 16th day of November, 2000.



                                    MATLACK LEASING CORPORATION



ATTEST:                             BY:
                                    Name:
                                    Title:





                                    MATLACK, INC.



ATTEST:                             BY:
                                    Name:
                                    Title:

EXHIBIT H

ASSIGNMENT OF LEASES AND ASSUMPTION OF PERFORMANCE BY ASSIGNEE

      KNOW ALL MEN BY THESE PRESENTS:

            Matlack Leasing Corporation ("Assignor") and Matlack, Inc. for good and valuable consideration paid by MATLACK LEASING, LLC ("Assignee"), pursuant to a Purchase of Assets Agreement
("Agreement") between Assignor and Assignee dated the 10th day of November, 2000, (the "Agreement"), the receipt and sufficiency of which consideration is hereby acknowledged, hereby sells, transfers, assigns, and conveys to the Assignee all of the Assignor's rights, title, obligations, and interests as "Lessor" under the Customer Leases identified in Exhibit B to such Agreement ("Customer Leases").

      TO HAVE AND TO HOLD the Leases unto the Assignee, and its successors and assigns, from the 10th day of November, 2000 for the entire balance of the Customer Leases' respective terms and all extensions thereof, if any, subject to all covenants, conditions, and provisions therein contained.

      The Assignor represents and warrants as follows:

1. The Customer Leases are genuine, valid, subsisting, and in all respects what they purport to be;

1. Assignor has a good right to make this Assignment and as of the date of this Agreement, Assignor has not alienated, assigned, or otherwise disposed of any Customer Leases or any interest therein;

1. Assignor has complied with all terms of the Customer Leases required to be met by Assignor.

      IN WITNESS WHEREOF, this Assignment has been duly executed and sealed by the Assignor as of this 16th day of November, 2000.

                                    MATLACK LEASING CORPORATION

ATTEST: ____________________        BY: ______________________________
                                    Name: ______________________
                                    Title: _______________________


                                    MATLACK, INC.

ATTEST:                             BY:
                                    Name:
                                    Title:

EXHIBIT H  CONTINUED

ASSUMPTION OF PERFORMANCE BY ASSIGNEE

      The undersigned, as Assignee, does hereby assume the above described Customer Leases as of the 16th day of November, 2000 and agrees to perform and be bound by all of the terms, conditions, and covenants thereof after such date, with the same force and effect as though originally the Lessor under the Customer Leases therein named.

      IN WITNESS WHEREOF, the Assumption has been duly executed and sealed by Assignee as of this 16th day of November, 2000.


                                    MATLACK LEASING, LLC


ATTEST: ____________________        BY: ___________________________
                                    Name: ___________________
                                    Title: ____________________